Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FEDERATED INVESTORS, INC.

(Exact name of registrant as specified in its charter)

PENNSYLVANIA	25-1111467
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

FEDERATED INVESTORS TOWER PITTSBURGH, PENNSYLVANIA	15222-3779
(Address of principal executive offices)	(Zip Code)

FEDERATED INVESTORS, INC.

1998 STOCK INCENTIVE PLAN

(Full title of the plan)

John W. McGonigle

Executive Vice President and Chief Legal Officer

Federated Investors Tower

Pittsburgh, Pennsylvania 15222-3779

(Name and address of agent for service)

(412) 288-1900

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price	Amount of registration fee
Class B Common Stock, no par value per share	3,300,000	$30.53	$100,749,000	$10,780.14

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h). The fee is calculated on the basis of the average of the high and low prices for the Registrant’s Common Stock reported on the New York Stock Exchange on July 21, 2006.

EXPLANATORY NOTE

This Registration Statement is being filed to register an additional 3,300,000 shares of Class B Common Stock, no par value per share (the “Common Stock”), of Federated Investors, Inc. (the “Registrant”) as a result of an increase in the number of shares of Common Stock issuable under the Federated Investors, Inc. 1998 Stock Incentive Plan. The earlier Registration Statement on Form S-8 filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on August 28, 1998 (File No. 333-62471), as amended by the Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-8 filed by the Registrant with the Commission on May 17, 2001 (File No. 333-62471) is hereby incorporated by reference. This incorporation by reference is made pursuant to General Instruction E of Form S-8 regarding the registration of additional securities of the same class as other securities for which there has been filed a Registration Statement on Form S-8 relating to the same employee benefit plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), are incorporated by reference into this Registration Statement: (i) the Registrant’s Annual Report on Form 10-K filed with the Commission for the fiscal year ended December 31, 2005 (File No. 001-14818), (ii) the Registrant’s Quarterly Report on Form 10-Q filed with the Commission for the quarterly period ended March 31, 2006 (File No. 001-14818), (iii) the Registrant’s Current Reports on Form 8-K filed with the Commission on July 20, 2006, May 12, 2006, April 28, 2006, March 16, 2006, March 2, 2006, February 15, 2006, February 1, 2006 and January 27, 2006, and (iv) the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on May 11, 1998, including all amendments and reports updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement or by any document which constitutes part of the prospectus relating to the Federated Investors, Inc. 1998 Stock Incentive Plan (the “Plan”) meeting the requirements of Section 10(a) of the Securities Act.

Item 8. Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit No.	Description
5.01	Opinion of Joseph M. Huber, Senior Corporate Counsel, Federated Investors, Inc. regarding the legality of the shares being registered

23.01	Consent of Joseph M. Huber, Senior Corporate Counsel, Federated Investors, Inc. (included in the Opinion filed as Exhibit 5.01)

23.02	Consent of Ernst & Young LLP, independent registered public accounting firm

24.01	Power of Attorney (set forth on the signature page of this Registration Statement)

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on this 27th day of July, 2006.

FEDERATED INVESTORS, INC.

By:	/s/ J. CHRISTOPHER DONAHUE
J. Christopher Donahue
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas R. Donahue his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date(s) indicated:

Signature	Capacity	Date

/s/ John F. Donahue John F. Donahue	Chairman and Director	July 27, 2006

/s/ J. Christopher Donahue J. Christopher Donahue	President, Chief Executive Officer and Director (Principal Executive Officer)	July 27, 2006

/s/ Thomas R. Donahue Thomas R. Donahue	Chief Financial Officer (Principal Financial Officer)	July 27, 2006

/s/ David M. Kelley David M. Kelley	Director	July 27, 2006

/s/ Denis McAuley III Denis McAuley III	Principal Accounting Officer	July 27, 2006

Signature	Capacity	Date
/s/ John W. McGonigle John W. McGonigle	Director	July 27, 2006

/s/ James L. Murdy James L. Murdy	Director	July 27, 2006

/s/ Edward G. O’Connor Edward G. O’Connor	Director	July 27, 2006

EXHIBIT INDEX

Exhibit No.	Description
5.01	Opinion of Joseph M. Huber, Senior Corporate Counsel, Federated Investors, Inc. regarding the legality of the shares being registered

23.01	Consent of Joseph M. Huber, Senior Corporate Counsel, Federated Investors, Inc. (included in the Opinion filed as Exhibit 5.01)

23.02	Consent of Ernst & Young LLP, independent registered public accounting firm

24.01	Power of Attorney

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